EXHIBIT 99.1

Embark Holdings Releases Unaudited Financials

MISSION VIEJO, Calif., Nov. 26, 2012 (GLOBE NEWSWIRE) -- Embark Holdings, Inc. (OTC Markets:GFMD) releases the unaudited financials of the first 9 months of 2012 and will release year end financials next year during the 1st quarter.

Income Statement
January - September, 2012

Income
Sales	$65,000.00
Total Income	$65,000.00
Gross Profit	$65,000.00
Expenses
Advertising	1,725.00
Auto	464.17
Bank Charges	549.02
Dues & Subscriptions	228.95
Insurance	665.55
Legal & Professional Fees	477.10
License and Permits	761.29
Office Expenses	3,576.17
Payroll Expenses	20,812.49
Rent or Lease of Buildings	16,972.10
Shipping, Delivery Expense	593.57
Stationery & Printing	59.00
Supplies	2,050.00
Travel	3,947.82
Utilities	567.18
Total Expenses	$53,449.41
Net Operating Income	$11,550.59
Net Income	$11,550.59

Balance Sheet
As of September 30 2012

ASSETS
Current Assets
Bank Accounts
12 - BUSINESSSELECT CHKG (3303)	-135.52
Total Bank Accounts	$-135.52
Accounts Receivable
Accounts Receivable (A/R)	35,000.00
Total Accounts Receivable	$35,000.00
Total Current Assets	$34,864.48
TOTAL ASSETS	$34,864.48
LIABILITIES AND EQUITY
Liabilities
Current Liabilities
Accounts Payable
Accounts Payable	0.00
Total Accounts Payable	$0.00
Other Current Liabilities
Loan Payable	23,423.89
Total Other Current Liabilities	$23,423.89
Total Current Liabilities	$23,423.89
Total Liabilities	$23,423.89
Equity
Opening Balance Equity	-110.00
Retained Earnings
Net Income	11,550.59
Total Equity	$11,440.59
TOTAL LIABILITIES AND EQUITY	$34,864.48

About Embark Holdings, Inc.

Founded in 1985 and headquartered in Mission Viejo, California, United States, our business model is to research, evaluate, and acquire profitable private firms in the business segments of entertainment, technology, medical, energy, and business services for the benefit of our shareholders.

By providing the financial and human capital necessary to deal with the overwhelming administrative, planning, governance, compliance, and regulatory issues that abound, our partners can focus their energy and flourish.

Stay up-to-date with current events by joining Embark Holdings, Inc. E-Mail Alert List. Join by going to the following: investors@embarkholdings.com

FORWARD-LOOKING STATEMENT: This press release contains forward-looking statements, including expected industry patterns and other financial and business results that involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from results expressed or implied by this press release. Such risk factors include, among others: the sustainability of recent growth rates in the holding industry; the positioning of Embark Holdings in the market; ability to integrate acquired companies and technology; ability to retain key employees; ability to successfully combine product offerings and customer acceptance of combined products; general market conditions, fluctuations in currency exchange rates, changes to operating systems and product strategy by vendors of operating systems; and whether Embark Holdings can successfully gain market acceptance. Actual results may differ materially from those contained in the forward-looking statements in this press release.

CONTACT: Investor Contact Information:

         Michael Cummings
         Chairman, CEO and President
         Email: info@embarkholdings.com